Exhibit 99.2

Brooklyn ImmunoTherapeutics Appoints
Roger Sidhu, M.D. as Chief Medical Officer

NEW YORK– September 21, 2021 Brooklyn ImmunoTherapeutics, Inc. (NYSE American: BTX) (“Brooklyn”), a biopharmaceutical company focused on exploring the role that cytokine and gene editing/cell therapy can have in treating patients with cancer, blood disorders, and monogenic diseases, today announced the appointment of Roger Sidhu, M.D. as its Chief Medical Officer, effective September 20, 2021.

“Roger’s extensive R&D experience, including many years in late-stage clinical development involving a wide array of treatment modalities for hematologic malignancies and solid turmors, brings him to Brooklyn at an inflection point where his insight and understanding will help guide us to the next stage of our company’s development,” commented Howard J. Federoff, M.D., Ph.D., Brooklyn’s CEO and President.  “We welcome Roger and look forward to collaborating with him in working to transform the way our targeted diseases are treated.”

“Brooklyn Immunotherapeutics’ cutting-edge mRNA-based gene editing and cellular reprogramming platform positions the company at the forefront of an emerging personalized medicine revolution, and I look forward to having a guiding hand in driving the company forward as a leader in the field,” added Dr. Sidhu.

Prior to joining Brooklyn, Dr. Sidhu served as Vice President, Clinical Development at Kite Pharma, a subsidiary of Gilead Sciences.  Previously, he held key positions at Roivant Sciences, where he was Chief Medical Officer and Executive Vice President and Head of Research and Development, Cell Design Labs, where he served as Chief Medical Officer, and Amgen, where he served as Global Product General Manager, Translational Sciences.  Dr. Sidhu is a Fellow of the Royal College of Physicians and Surgeons of Canada in both internal medicine and medical oncology. He earned a Bachelor of Science (Biochemistry) from University of Alberta, and his M.D. from Queen’s University, Kingston, Ontario, where he also did his residency.

About Brooklyn ImmunoTherapeutics
Brooklyn is focused on exploring the role that cytokine, gene editing, and cell therapy can have in treating patients with cancer, blood disorders, and monogenic diseases.

Brooklyn’s most advanced program is IRX-2, a human cell-derived cytokine therapy, studying the safety and efficacy of IRX-2 in patients with head and neck cancer in Phase 2B. In a Phase 2A clinical trial in head and neck cancer, IRX-2 demonstrated an overall survival benefit. Additional studies are either underway or planned in other solid tumor cancer indications.

Brooklyn has multiple next-generation cell and gene-editing therapies in preclinical development for various indications including acute respiratory distress syndrome, solid tumor indications, as well as in vivo gene-editing therapies for rare genetic diseases. For more information about Brooklyn and its clinical programs, please visit www.BrooklynITx.com.

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Media Contact:
Jules Abraham
CORE IR
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